EXHIBIT 99.2

Q3 2021 speech

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Q3 2021.

Before discussing our financials, I’d like to update our Company condition and our product lines along with what, in our opinion, might occur in Q4 2021 and early 2022.

Covid virus: The NanoChem Subsidiary, the ENP Subsidiary and the Florida LLC investment are all engaged in producing for the agriculture and/or the cleaning products sectors. Therefore, we are considered essential services and are likely to remain so even if restrictions are reinstated. Virtually all our employees are fully vaccinated.

Our NanoChem division: NCS represents more than 1/2 of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. It acts by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. TPA’s effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. Scale must be prevented to keep the oil recovery pipes from clogging.

SUN 27™ and N Savr 30™ are nitrogen conservation products. Nitrogen is a critical fertilizer that can be lost through bacterial breakdown, evaporation and soil runoff.

SUN 27™ is used to conserve nitrogen from attack by soil bacterial enzymes while N Savr 30™ is directed toward reducing nitrogen loss through leaching and evaporation.

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ENP Division: ENP is focused on sales into the greenhouse, turf and golf markets, while, our NCS sales are into row crop agriculture. Q3 was strong, as expected. Depending on early order sales, Q4 looks to be moderate or good. If Q4 is moderate, Q1 2022 will be good or the other way round. Regardless of quarter-to-quarter variability, we expect ENP to continue growing well throughout 2022.

The Florida LLC investment: Once again, this investment was profitable. The Company is focused on international sales into multiple countries all of which are facing different issues and responding in varied ways. This investment is expected to have a good final quarter of 2021 and continue growing in 2022.

Strategic investment in Lygos: In December, FSI invested $500,000 in Lygos in return for equity. We made a second investment of $500,000 in June. Lygos is using the investment to complete development of a microbial route to aspartic acid using corn sugar as a feedstock. FSI would be the major user of aspartic acid derived this way and believes that sustainable aspartic acid would allow us to obtain large new customers and develop valuable new products. Lygos’ scientific team have already successfully developed other organic acids and cannabinoids from sustainable feedstock and are recognized as one of the world leaders in synthetic biology by their peers in the industry and academia. We have high confidence in their ability to achieve sustainable aspartic acid through a fermentation route. Once the economic microbial route is fully developed, we plan to work with Lygos to build capacity and produce aspartic acid which we can then polymerize into sustainable polyaspartates.

Q3 2021

TPA, SUN 27™ and N Savr 30™ for agricultural use had peak uptake in Q1 and Q2. Q3 was lower but still good. In Q4, early order sales are likely to result in a strong quarter then, in Q1, we will be back in the peak season again.

Oil, gas and industrial sales of TPA are expected to increase slowly in Q4 with more increases likely in Q1 2022.

Tariffs: Since Sept 30th 2018, several of our raw materials imported from China have included a 10% additional tariff which rose to 25% in 2019. US customers received price increases from us as this inventory entered production. International customers are not charged the tariffs because we have applied for the export rebates available to recover the tariffs. The accumulating tariff payments to the Government are affecting our cost of goods, our cash flow and our profits negatively until the rebates are received. Rebates can take many months to arrive; we submitted our completed applications more than 1.5 years ago. The total dollar amount due back to us now exceeds $1 MM and continues to increase. The rebates will increase profitability and cash flow while decreasing cost of goods for the future quarters in which the rebates are received. In early July, we received a response to our revised application of January 2021. We have learned recently that our application has been sent to a government lab so that our formula-based calculations can be verified. There is no time frame available for completion of this step.

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Shipping and Inventory: Ocean shipping from Asia to the US and ocean shipments from the US to international ports continue to take much longer and prices per container are more than triple normal. Land transport inside the US is taking much longer than usual and pricing is extremely high as well. We are doing our best to cope with shipping issues by ordering far ahead but we warn that some disruption will be unavoidable and some of the extra costs will have to be borne by us in order to retain customers.

Raw material prices have also increased substantially over the last 4 months. Passing price increases along to customers can take several months and result in temporarily constrained margins. We expect to see this effect continue in Q4 and onward into the new year.

Highlights of the financial results:

Sales for the quarter increased 14% to 9.2 million, compared with $8.1 million for Q2 2020. The increased sales are mostly the result of new business with a small portion attributable to price increases.

Profits: The result is a profit of $1.16 million or 9 cents per share in 2021, compared to a gain of $582 thousand or 5 cents per share, in Q3 2020.

Operating Cash Flow: This non-GAAP number is useful to show our progress with non-cash items removed for clarity. For the first nine months of 2021 it was $5.5 million or 45 cents per share compared to $4.1 million or 33 cents per share in the 2020 period.

Long term debt: We continue to pay down our long-term debt according to the terms of the loans.

Working capital is adequate for all our purposes and is increasing continuously as we book retained profit from sales. We also have a line of credit with Midland States Bank. We are confident that we can execute our plans with our existing capital. The equity investment in Lygos was made with cash on hand provided by FSL, our Canadian operating company.

The text of this speech will be available as an 8K filing on www.sec.gov by Wednesday, November 17th. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.

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